Exhibit 99.1

October 18, 2005

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Edward M. Jamison, President	702.878.0700
	Chief Executive Officer and Vice Chairman of the Board

	Cathy Robinson	702.878.0700
	Executive Vice President, Chief Financial Officer

COMMUNITY BANCORP (LAS VEGAS, NEVADA) (NASDAQ: CBON) ANNOUNCES

79% INCREASE IN THIRD QUARTER EARNINGS AND 55% INCREASE YEAR TO

DATE AND COMPLETES THE ACQUISITION OF BANK OF COMMERCE

Highlights for the Third Quarter 2005

•	Third quarter earnings of $2.7 million, up 78.5% from $1.5 million in the third quarter 2004.

•	Basic and Diluted Earnings Per Share of $0.38 was impacted by the issuance of 608,522 shares related to the Bank of Commerce acquisition, one time expenses related to the merger and the opening of a new branch.

•	Community Bancorp completes the acquisition of Bank of Commerce, contributing $145 million in tangible assets.

•	Loan growth of $168 million, of which $104 million resulted from the Bank of Commerce acquisition, and $64 million was organic growth (13.6% internal growth over 2nd quarter loans).

•	Deposit growth of $175 million, of which $118 million related to the merger, and $57 million of organic growth (11.3% internal growth over 2nd quarter deposits).

•	Net Interest Margin increased 20.6% to 5.44% compared to 4.51% in the third quarter 2004.

•	Credit quality continued to be very strong with non-performing loans being only 0.2% of total loans as compared to 0.9% in the third quarter of 2004.

•	The Company closed a $20 million private placement of trust-preferred securities to provide capital for continued growth.

•	The Company opened a new branch in July of 2005, bringing the total number of branches to nine after the Bank of Commerce acquisition.

Highlights for the Nine Month Period ending September 30, 2005

•	YTD earnings of $7.1 million, up 54.8% from $4.6 million for the first nine months of 2004.

•	Basic Earnings Per Share of $1.03 and Diluted Earnings Per Share of $1.02.

•	Loan growth of $250.5 million or 64.5% from September 30, 2004 to September 30, 2005, of which $146.5 million was organic growth.

•	Net Interest Margin increased 10.6% to 5.03% for the first nine months compared to 4.55% for the same period 2004.

•	Efficiency ratio improved, decreasing to 54.8% at September 30, 2005 compared to 58.7% a year ago.

FINANCIAL PERFORMANCE:

Community Bancorp (the Company) (NASDAQ: CBON), the Las Vegas-based community bank holding company for Community Bank of Nevada with $842.6 million in total assets, today announced strong growth and financial results for the quarter and nine months ended September 30, 2005.

Net Income for the third quarter of 2005 was up 78.5% to $2.7 million compared to $1.5 million for the comparable quarter last year. Factors contributing to the increases in net income for the quarter and nine month period included the Bank of Commerce acquisition which closed on August 26, 2005, strong organic loan and deposit growth, the asset sensitivity of the balance sheet and an increase in the net interest margin.

Basic and diluted earnings per share of $1.03 and $1.02, respectively, for the first nine months of 2005 were up compared to $0.98 and $0.95 for the like period in 2004 despite the 46% growth in basic average shares outstanding resulting from the Company’s initial public offering (IPO) in December 2004, and the August 2005 acquisition of Bank of Commerce.

Third quarter return on equity was 12.1% compared to 16.9% for the year-ago quarter, partially due to the additional equity issued in the IPO and the acquisition of Bank of Commerce. Return on assets for the third quarter was 1.48% compared to 1.09% for the third quarter of 2004. Return on equity and return on assets were 11.4% and 1.46% for the nine month period in 2005 compared to 18.1% and 1.18% for the same period 2004.

“We are very pleased with our results year to date with strong growth in the balance sheet and earnings. The increase in short term rates has really benefited the Bank, as our net interest margin has improved to 5.44% due to the asset sensitivity of our balance sheet. Our internal growth has been particularly strong and we augmented that growth with an in-market acquisition in the third quarter. The full impact of our organic growth and the acquisition is expected to be more fully integrated into the earnings stream in the fourth quarter.” said Ed Jamison, President and Chief Executive Officer.

BANK OF COMMERCE MERGER:

Community Bancorp acquired Bank of Commerce as of the close of business on August 26, 2005. As of such date, Bank of Commerce had $145 million in tangible assets, $104 million in loans, and $118 million in deposits.

The shareholders of Bank of Commerce who elected cash received a value of $33.00 per share; those who elected stock in Community Bancorp received 1.0039 shares of Community Bancorp common stock for each share of Bank of Commerce common stock; and those who elected a combination of the two received the appropriate allocations of the elections made. The transaction was valued at $40 million. Community Bancorp issued 608,522 shares in the acquisition.

LOAN GROWTH AND CREDIT QUALITY:

Loan growth was very strong, increasing 64.5% to $638.8 million from a base of $388.2 million a year ago. The acquisition of Bank of Commerce added $104 million to this amount at the date of merger, while organic loan growth was $64 million for the quarter.

“With the depth of talented personnel, we were able to experience parallel success with merger integration and internal growth in the third quarter,” said Lawrence Scott, EVP and Chief Operating Officer. “We had high expectations of seamless merger integration, while maintaining strong loan growth. With a team of seasoned bankers, the merger was completed with a most successful integration of customers, cultures, employees and earning assets. Despite the tremendous time commitment to this effort, our internal growth was the greatest increase during a single quarter in the ten year history of the Bank. With the addition of eight new lenders in 2005, we have fully deployed their talents which should continue to drive strong production going forward.”

The Company’s credit quality continued to improve with non-performing loans at just 0.2% of total loans, while net recoveries for the quarter were $48 thousand. The allowance for loan losses was 1.22% of outstanding loans at quarter end.

“We are encouraged by the breadth and depth of experience and knowledge in our lending personnel,” said Don Bigger, EVP and Chief Credit Administrator. “This robust credit culture permeates all levels of the bank, and is evidenced in the strong credit quality reflected in third quarter numbers.”

DEPOSIT GROWTH:

As of September 30, 2005, deposits increased 41.1% to $679.1 million, compared to $481.5 million a year ago, and were up 42.6% year to date compared to the deposit balance of $476.3 million at year-end 2004. The merger with Bank of Commerce contributed $118.2 million, or 58.3% of the growth since year end. Total demand deposits increased to 73.9% of total deposits year to date compared to 72.2% at year-end 2004. Non-interest bearing demand deposits increased from 25.6% at year-end to 26.2% of total deposits as of September 30, 2005.

NET INTEREST INCOME AND NET INTEREST MARGIN:

Net interest income increased 57.3% to $9.2 million for the third quarter 2005 as compared to $5.9 million for third quarter 2004. The increase was attributed to a 30.3% increase in average earning assets for the third quarter 2005 and increases in the yields on those assets, as well as an increase in our net interest margin to 5.44%.

The Company reported net interest margin (NIM) for its third quarter of 5.44%, up from 4.51% for the same period a year earlier, and 5.03% for the nine months of 2005 compared to 4.55% for the same period in 2004. The increase in net interest margin is attributed to strong organic loan growth, the asset sensitivity of the Company’s balance sheet and the Federal Reserve’s recent rise in short-term rates. The Federal Reserve has increased short-term interest rates six times during 2005.

“The increase in gross interest income, reflecting the strong organic loan growth in the second and third quarter, was also significant. Interest and dividend income for the third quarter represented 40.6% of year to date interest and dividend income. This is 29.8% increase over the second quarter figures. The increase in interest and dividend income, coupled with the rate sensitive balance sheet, positions the Bank to benefit from the current rate environment. Continued organic growth and added synergy from the acquisition will likely enhance our revenue stream,” stated Mr. Jamison.

PROVISION FOR LOAN LOSSES:

As a result of conducting the quarterly allowance calculation analysis, which considers asset quality, loan growth, changes in loan mix and other qualitative factors, it was determined that a $725 thousand addition to the provision for loan losses was appropriate based on organic growth for the third quarter of 2005. A provision for loan losses of $360 thousand was taken during the third quarter 2004. The Company’s non-performing loans to total loans decreased to 0.2% at September 30, 2005 compared to 0.3% at September 30, 2004. Additionally, the Company reported net charge-offs of $108 thousand for the nine months ended September 30, 2005 compared to net charge-offs of $164 thousand for the same period in 2004.

“A continuing trend of declining delinquencies and classified assets, combined with a strong local economy, warranted a reduction in the allowance to a level of 1.22%. With strong organic loan growth, a substantial amount of earnings were directed to the provision for loan loss to maintain the integrity of our allowance. This level of loan loss provision is considered sound and is in line with both national and local peer group analysis and, most importantly, the current portfolio,” states Mr. Bigger.

NON INTEREST INCOME AND EXPENSE:

Non-interest income for the third quarter of 2005 was up 79.1% to $677 thousand compared to the comparable quarter of 2004. This increase consisted of $176 thousand from service charges and other income, $31 thousand in the cash surrender value of bank-owned life insurance purchased in July 2004, and an increase in loan brokerage and referral fees of $56 thousand.

Non-interest expense for the third quarter of 2005 increased by 47.7%, or $1.8 million, to $5.4 million compared to the same quarter in 2004. Expense increases were primarily attributed to an increase in salary and employee benefits of $1.1 million, increased occupancy costs of $263 thousand, an increase in advertising and public relations of $126 thousand, professional fees of $66 thousand, and core deposit intangible amortization of $63 thousand. Salaries and employee benefits increased as a result of the hiring of experienced loan officers and members of executive management during 2005, as well as the addition of four new branches this quarter, including the new Russell and I-215 branch, and the three newly acquired Bank of Commerce branches. Occupancy, equipment and depreciation expense were up from the addition of the four offices. Professional fees increased in order to ensure compliance with laws and regulations that we are now subject to as a public company. In addition, the amortization of the core deposit intangible associated with the acquisition increased expenses by $63 thousand.

The efficiency ratio improved from the second quarter 2005, despite additional costs associated with the merger and the opening of the Russell branch in July. For the third quarter of 2005, the efficiency ratio was 54.7%, as compared to 59.6% in the second quarter of 2005.

“Overall, we are encouraged with the quarterly performance considering all the elements of organic loan growth, the acquisition and the opening of our ninth office, the work necessary for SOX compliance, and the overall growth of the Bank. We are positioned to continue our strategic plan and move forward in a dynamic growth marketplace,” said Mr. Jamison.

BUSINESS STRATEGY:

Community Bancorp (headquartered in Las Vegas, Nevada), strives to be a high performing bank holding company for the long-term benefit of its shareholders, customers and employees. The Company, through its principal subsidiary, Community Bank of Nevada, implements its strategy by focusing on meeting the commercial banking needs associated with the population and economic growth of the greater Las Vegas area and by combining outstanding service, competitive financial products, local expertise and advanced technology to best serve the needs of its customers. Founded in 1995, Community Bank of Nevada offers full-service community banking through 9 branches, in the City of Las Vegas, Henderson and unincorporated Clark County, Nevada. The Company consistently ranks among the top performing banks in the State of Nevada and western region. For further information on the Company, please visit our web site at www.communitybanknv.com.

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, the economic condition of the Las Vegas market, net interest margin, loan quality, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on theses and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp and PSLRA’s safe harbor provisions.

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website at http://www.communitybanknv.com.

COMMUNITY BANCORP

Selected Consolidated Financial Highlights

	(In thousands, except per share data and ratios; unaudited)
	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2005	2004		2005	2004
Balance Sheet Data (at period end)
Investment securities				$98,123	$87,492	12.15%
Loans, gross				638,785	388,247	64.53%
Allowance for loan losses				7,774	5,827	33.41%
Goodwill & core deposit intangible				23,271	—	100.00%
Total assets				842,578	535,533	57.33%
Total deposits				679,124	481,479	41.05%
Non-interest bearing deposits				178,138	127,555	39.66%
Core Deposits (1)				597,173	433,967	37.61%
Total shareholders’ equity				104,145	36,998	181.49%
Income Statement Data
Interest and dividend income	$12,561	$7,553	66.30%	$30,943	$21,867	41.51%
Interest expense	3,326	1,681	97.86%	7,808	5,047	54.71%
Net interest income	9,235	5,872	57.27%	23,135	16,820	37.54%
Loan loss provision	725	360	101.39%	816	582	40.21%
Net interest income after loan loss provision	8,510	5,512	54.39%	22,319	16,238	37.45%
Noninterest income	677	378	79.10%	1,472	1,097	34.18%
Noninterest expense	5,421	3,671	47.67%	13,485	10,522	28.16%
Income before income taxes	3,766	2,219	69.72%	10,306	6,813	51.27%
Provision for income taxes	1,080	714	51.26%	3,218	2,235	43.98%
Net income	$2,686	$1,505	78.47%	$7,088	$4,578	54.83%
Share Data (2)
Basic earnings per common share	$0.38	$0.32	18.75%	$1.03	$0.98	5.10%
Diluted earnings per common share	$0.38	$0.31	22.58%	$1.02	$0.95	7.37%
Book value per common share	$14.14	$7.83	80.59%	$14.14	$7.83	80.59%
Basic average shares outstanding	6,986,350	4,696,323	48.76%	6,830,294	4,671,332	46.22%
Fully Diluted average shares outstanding	7,083,755	4,871,347	45.42%	6,942,435	4,812,654	44.25%
Key Ratios
Return on average total shareholders’ equity	12.09%	16.90%	-28.46%	11.40%	18.10%	-37.02%
Return on average total assets	1.48%	1.09%	36.13%	1.46%	1.18%	23.73%
Net interest spread	4.59%	4.00%	14.75%	4.25%	4.04%	5.20%
Net interest margin (3)	5.44%	4.51%	20.62%	5.03%	4.55%	10.55%
Total revenue (net int inc + non int inc)	$9,912	$6,250	58.59%	$24,607	$17,917	37.34%
Efficiency ratio (4)	54.69%	58.74%	-6.89%	54.80%	58.73%	-6.68%
Asset Quality Ratios
Non-performing loans to total loans (5)				0.19%	0.34%	-44.12%
Allowance for loan losses to total loans				1.22%	1.50%	-18.71%
Non-performing assets (6)				$1,189	$3,469	-65.72%
Non-performing assets to total assets				0.14%	0.65%	-78.39%
Net charge off’s to average loans				0.02%	0.05%	-60.00%
Capital Ratios
Average shareholders’ equity to average assets	12.27%	6.47%	89.64%	12.76%	6.50%	96.31%
Leverage ratio	15.44%	8.86%	74.27%	15.44%	8.86%	74.27%
Total risk-based capital ratio	16.70%	12.94%	29.06%	16.70%	12.94%	29.06%

Notes:

(1)	Core deposits include all demand, interest bearing demand, savings plus time deposits of amounts less than $100,000.

(2)	Adjusted to reflect a 5:1 stock split declared in September 2004.

(3)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	Efficiency ratio is noninterest expense (excluding loan loss provision) divided by (net interest income + noninterest income).

(5)	Nonperforming loans are defined as loans that are past due 90 days or more plus loans placed in non-accrual status and restructured loans.

(6)	Nonperforming assets are defined as loans that are past due 90 days or more, nonaccrual loans and other real estate owned.

Total Shares Outstanding as of 9/30/05:	7,363,362